UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2005

SELECTICA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-29637	77-0432030

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Number) Identification

3 West Plumeria Drive
San Jose, CA 95134
(408) 570-9700

(Addresses, including zip code, and telephone numbers,
including area code, of principal executive offices)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

     On May 5, 2005, Selectica, Inc. issued a press release announcing its financial results for the fiscal quarter and year ended March 31, 2005. A copy of the press release is attached as Exhibit 99.1.

     The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 2.05. Costs Associated with Exit or Disposal Activities.

     On May 4, 2005, Selectica, Inc. (the “Company”) announced that it has implemented an organizational restructuring that includes the elimination of approximately 38 positions, which represents approximately 14% of the Company’s workforce. Most of the positions eliminated were based in the Company’s San Jose headquarters. The restructuring is expected to reduce Selectica’s expense levels by approximately $3 million quarterly and bring the Company’s breakeven level down to about $7.5 million per quarter. As a result, the Company expects to record a one time restructuring charge related to severance of approximately $650,000 in the quarter ending June 30, 2005 and anticipates the restructuring to be completed by September 2005.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

Exhibit	Description

Exhibit 99.1	Press Release of Selectica, Inc., dated May 5, 2005, furnished in accordance with Item 2.02 of this Current Report on Form 8-K.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: May 5, 2005	By:	/s/ Vincent Ostrosky
Vincent Ostrosky
Chairman, President and Chief Executive Officer

DATE: May 5, 2005	By:	/s/ Stephen Bennion
Stephen Bennion
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

Exhibit 99.1	Press Release of Selectica, Inc., dated May 5, 2005, furnished in accordance with Item 2.02 of this Current Report on Form 8-K.